Exhibit 8.1
[Letterhead of Squire, Sanders & Dempsey L.L.P.]
March 16, 2006
U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
Ladies and Gentlemen:
     We have acted as special tax counsel to U.S. Bancorp, a Delaware corporation (the “Company”), and USB Capital IX, a statutory trust created under the laws of the State of Delaware (the “Trust”), in connection with the preparation and filing of a Registration Statement on Form S-3 and each post-effective amendment thereto (as amended, the “Registration Statement”), including the prospectus, dated March 10, 2006 (the “Prospectus”), as supplemented by the Prospectus Supplement, dated March 14, 2006 (the “Prospectus Supplement”), with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended, relating to (A) $1,250,000,000 of 6.189% Fixed-to-Floating Rate Normal Income Trust Securities (the “Normal ITS”), and an indeterminate number of Stripped ITS (the “Stripped ITS”) and Capital ITS (the “Capital ITS,” together with the Normal ITS and Stripped ITS, the “ITS”) to be issued from time to time by the Trust in relation to the Normal ITS, (B) $1,251,000,000 principal amount of Remarketable Junior Subordinated Notes (the “Notes”), (C) 12,510 shares of the Company’s Series A Non-Cumulative Perpetual Preferred Stock (the “Preferred Stock”), (D) 12,510 of Stock Purchase Contracts (the “Stock Purchase Contracts”), and (E) a guarantee of payment on the ITS (the “Guarantee”) to be issued by the Company.
     We have examined such documents, including the resolutions of the Credit and Finance Committee of the Board of Directors of the Company (the “Committee”) adopted on January 31, 2006 and the resolutions of the Pricing Subcommittee of the Committee adopted on March 14, 2006, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company and the Trust, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and the Trust and of public officials.

U.S. Bancorp
March 16, 2006

     Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
     The statements made in the Prospectus Supplement, under the caption “Certain U.S. Federal Income Tax Consequences,” to the extent such statements summarize material federal tax consequences of the purchase, beneficial ownership and disposition of the ITS to the holders thereof described therein, are correct in all material respects. All such statements are based upon current law, which is subject to change, possibly with retroactive effect. Further, there can be no assurance that the Internal Revenue Service will not take a contrary position.
     Our opinions expressed above are limited to the federal tax laws of the United States of America.
     We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Securities” contained in the Prospectus Supplement included therein.

Very truly yours,
/s/ SQUIRE, SANDERS & DEMPSEY L.L.P.